Exhibit 10.1

Execution Version

INVESTMENT COMMITMENT AGREEMENT

This INVESTMENT COMMITMENT AGREEMENT (this “Agreement”), dated as of March 16, 2022, is made by and between Quantum Corporation, a Delaware corporation (the “Company”), and each purchaser identified in Schedule II hereto (each, including its permitted successors and assigns, an “Investor” and collectively, the “Investors”).

WHEREAS, the Company proposes to conduct a rights offering by distributing, at no charge, non-transferable rights (the “Rights”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) to (i) each holder of record of shares of Common Stock and (ii) holders of certain warrants the Company issued on December 27, 2018 and June 16, 2020 listed on Schedule I (the “Participating Warrants”), in each case, as of 5:00 p.m. (New York time) on March 25, 2022 (the “Record Date”), pro rata to such eligible holders based on each such holder’s ownership of shares of Common Stock and/or Participating Warrants;

WHEREAS, the Rights will be exercisable for approximately 30,000,000 shares, subject to adjustment for the number of actual shares, including shares issuable upon exercise of the Participating Warrants, outstanding as of Record Date (the “Offered Shares”) resulting in gross proceeds to the Company of up to sixty-seven million, five hundred thousand dollars ($67,500,000);

WHEREAS, following the distribution of the Rights, the Company will commence an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which each holder of a Right will be entitled to subscribe for the following (the “Rights Offering”): for each share of Common Stock (including shares of Common Stock issuable upon exercise of the Participating Warrants) held on the Record Date, (i) the right (the “Basic Subscription Right”) to purchase approximately 0.422572999 of a share of Common Stock, at a subscription price of $2.25 per whole share of Common Stock (the “Subscription Price”) and (ii) if the Rights Offering is not fully subscribed and such holder of Rights has exercised its Basic Subscription Rights in full, the right (the “Over-Subscription Privilege”) to purchase additional shares of Common Stock that were not subscribed for by other holders of Rights, which will be allocated proportionately to holders who exercise their Over-Subscription Privileges based on the number of shares each holder subscribed for under the Basic Subscription Right relative to the number of shares subscribed for by all other holders under their Basic Subscription Rights, with the proration process being repeated until all shares have been allocated;

WHEREAS, each Investor has agreed to exercise all of its Basic Subscription Rights in full (the “Basic Shares”);

WHEREAS, in order to facilitate the Rights Offering, upon the terms and subject to the conditions set forth herein, each Investor has agreed to exercise their Basic Subscription Right, and certain of the Investors have agreed to exercise their Over-Subscription Privilege to purchase at the Subscription Price (together, the “Investment Commitment”) shares of Common Stock that are not purchased pursuant to the exercise of Basic Subscription Rights in the Rights Offering up to, but not in excess of, the amount set forth opposite such Investor’s name on Schedule II hereto (or with respect to the Neuberger Investors (as defined in Schedule II below) when taken together with the Neuberger Advisory Investors (as defined herein), the aggregate limit set forth in Schedule II) (together with the Basic Shares, the “Investment Shares”), subject to pro rata cutback or adjustment as described in Section 2(b) and subject further to the maximum percentage ownership as set forth opposite such Investor’s name on Schedule II hereto (the “Cap”);

WHEREAS, in order to facilitate the Rights Offering, upon the terms and subject to the conditions set forth herein, Neuberger Berman Investment Advisers LLC (“Neuberger”) has agreed to use it commercially reasonable efforts to procure that certain other investors advised by Neuberger and holding, as of the date hereof, an aggregate of 3,772,129 shares of Common Stock (the “Neuberger Advisory Investors”), also exercise their Basic Subscription Rights and Over-Subscription Privilege subject to pro rata cutback or adjustment as described in Section 2(b) and subject further, when taken together with the Neuberger Investors, to the Cap; and

WHEREAS, the Board of Directors of the Company has approved the Rights Offering, this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:

1.	Conduct of Rights Offering.

(a) As soon as practicable after the execution hereof, the Company shall publicly announce its plans to conduct the Rights Offering, including disclosing the Record Date, the material terms of the Rights Offering, the anticipated closing date and the Investors’ Investment Commitment hereunder.

(b) The Company shall use commercially reasonable efforts to: (i) initiate the Rights Offering, on the terms set forth above, within five business days after the Record Date, and (ii) close the Rights Offering by no later than 5:00 p.m. (New York time) on April 30, 2022.

2.	Purchase and Sale of Securities.

(a) Each Investor agrees, promptly after the Rights Offering is initiated by the Company, but in no event later than the expiration date of the Rights Offering, to exercise (i) all of its Basic Subscription Rights in full and (ii) its Over-Subscription Privilege, each in the amounts as set forth on Schedule II hereto (subject to proration or adjustment as described in Section 2(b) below and the payment date specified in Section 2(c) and 2(d) below, as applicable), in the case of each Investor, not to exceed the Cap specified for such Investor (or with respect to the Neuberger Investors, the aggregate limit in respect of such Neuberger Investors and the Neuberger Advisory Investors taken together or on a basis as determined by Neuberger). In addition, Neuberger will use it commercially reasonable efforts, which may include, as appropriate, recommendations, to procure that the Neuberger Advisory Investors exercise (i) all of their Basic Subscription Rights in full and (ii) their Over-Subscription Privilege (subject to proration or adjustment as described in Section 2(b) below and the payment date specified in Section 2(c) and 2(d) below, as and if applicable) and not to exceed the Cap specified for the Neuberger Investors (in aggregate limit in respect of such Neuberger Advisory Investors and the Neuberger Investors or on a basis as determined by Neuberger).

(b) The Over-Subscription Privilege shall be subject to proration to ensure that the aggregate proceeds raised in the Rights Offering do not exceed the maximum offering amount thereof. If an insufficient number of shares of Common Stock is available to fully satisfy all exercises of Over-Subscription Privileges, the available shares of Common Stock will be allocated proportionately among the holders of Common Stock and Participating Warrants (and, in each case with respect to the Investors, inclusive of any of their assignees or designees pursuant to the terms hereof) who exercised their Basic Subscription Rights in full and who have elected to exercise their Over-Subscription Privileges based on the number of shares each such holder subscribed for in the aggregate under the Basic Subscription Right relative to the number of shares subscribed for by all other such holders under their Basic Subscription Rights. If this pro rata allocation results in any holder receiving a greater number of shares of Common Stock than the holder subscribed for pursuant to the exercise of the Over-Subscription Privileges, then such holder will be allocated only that number of shares of Common Stock for which the holder oversubscribed, and the remaining shares will be allocated among all other holders exercising the Over-Subscription Privileges on the same pro rata basis described above. The proration process will be repeated until all shares of Common Stock under the Rights Offering have been allocated. Any fractional shares to which persons exercising their Over-Subscription Privileges would otherwise be entitled pursuant to such allocation shall be rounded down to the nearest whole share. Notwithstanding anything in this Agreement to the contrary, and in addition to the limitations set forth above, in no event shall any Investor’s shares of the Common Stock (including shares of Common Stock issuable upon conversion of any outstanding warrants of the Company, inclusive of an anti-dilution adjustments applicable thereto as a result of the Rights Offering) beneficially owned by such Investor and its affiliates immediately following the Closing, exceed the lower of the Cap set forth opposite such Investor’s name on Schedule II hereto and 34.99%, in each case of the Company’s issued and outstanding shares of Common Stock outstanding on an actual basis following the Closing (after giving effect to the conversion of any outstanding warrants held by any such Investor and its affiliates, inclusive of any anti-dilution adjustments applicable thereto as a result of the Rights Offering) (which Cap, for the avoidance of doubt, shall be measured on a per Investor basis and exclusive of any affiliates of such Investor in the case of OC II FIE V LP and OC III LVS XL LP), and the Company agrees that, pursuant to the Rights Offering or this Agreement, Basic Subscription Rights and/or Over-Subscription Privilege shall be deemed reduced as necessary to the extent of such excess and all funds delivered by the Investor in respect of such excess shares shall be returned thereto. For the purposes of this clause 2(b), the Neuberger Investors and Neuberger Advisory Investors will be treated as a single Investor.

(c) Promptly after the Rights Offering is initiated by the Company, but in no event later than the expiration date thereof, each Investor shall deliver to the subscription agent a properly completed and executed rights certificate and related subscription documents in respect of the shares subject to the Basic Subscription Rights and the Over-Subscription Privileges being exercised pursuant to Section 2(a), together with payment in an amount necessary to purchase such Investment Shares subject to the Basic Subscription Rights and Over-Subscription Privileges, each in accordance with the documentation requested by the subscription agent in connection with the Rights Offering; provided that each of OC II FIE V LP (“OC II”), OC III LVS XL LP (together with OC II, the “OC Investors”), and Neuberger Investors and Neuberger Advisory Investors (collectively with the OC Investors, the “Over-Subscribing Investors”) shall be required to make payment for the Basic Subscription Rights in accordance with this Section 2(c) and solely with respect to their Over-Subscription Privileges, in accordance with Section 2(d).

(d) Solely with respect to the Over-Subscribing Investors, as promptly as practicable following the expiration date of the Rights Offering, the Company shall deliver to each Over-Subscribing Investor a notice (the “Backstop Notice”) setting forth the number of shares as to which the Basic Subscription Rights have been exercised by all holders of Company shares of Common Stock and Participating Warrants, including the Investors, the proration calculations in respect of the Over-Subscription Privileges exercised by all such holders, including the Investors, and the amount of shares of Common Stock constituting each Over-Subscribing Investor’s Over-Subscription Privilege subject to any required pro-ration, together with the related purchase price for such Over-Subscription Privilege, and each Over-Subscribing Investor shall, subject to the terms hereof, deliver, by wire transfer of immediately available funds to an account designated by the subscription agent, within two business days after receiving its Backstop Notice, such purchase price covering their Over-Subscription Privilege at the Subscription Price per whole share.

(e) For the avoidance of doubt, the aggregate payment to be paid by each Investor as well as any Neuberger Advisory Investor to the subscription agent pursuant to Sections 2(c) and 2(d) is the product of the aggregate amount of the Investment Shares to be purchased by such person (which shall be, subject to the Backstop Notice, as applicable, and up to but not in excess of the amount set forth on Schedule II hereto opposite such Investor’s name, and subject further to the Cap) multiplied by the Subscription Price. The Company shall use commercially reasonable efforts to cause the closing of the Rights Offering (the “Closing”) to occur within five business days (such date, the “Closing Date”) following the expiration of the offering period of the Rights Offering (the “Expiration Time”), subject to the satisfaction or waiver of the conditions precedent set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time).

(f) Notwithstanding anything in this Agreement to the contrary, for purposes of clarity, if an Oversubscribing Investor’s beneficial ownership changes (which ownership, for the avoidance of doubt, shall be a minimum amount entitling each Oversubscribing Investor to at least one Basic Share) during the period from the date of this Agreement to the Record Date, such Oversubscribing Investor’s exercise of its Over-Subscription Privilege hereunder will be respectively adjusted such that the Oversubscribing Investor will be required to purchase an amount of shares of Common Stock in the Rights Offering (subject to pro rata cutback or adjustment as described in Section 2(b)) up to, but not in excess of, the Cap.

3. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with the Investors, as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof and as of the Closing Date, after giving effect to the transactions contemplated hereby:

(a) Organization and Qualification. Each of the Company and its Subsidiaries (as defined below) has been duly organized and is validly existing in good standing under the laws of its respective jurisdiction of incorporation or formation, with the requisite power and authority to own its properties and conduct its business as currently conducted. Each of the Company and its Subsidiaries has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company’s business, assets, properties, financial condition, or its ability to consummate the Rights Offering or the other transactions contemplated by this Agreement (a “Material Adverse Effect”). For the purposes of this Agreement, a “Subsidiary” of any person means, with respect to such person, any “subsidiary” (as defined under Rule 1-02(x) of Regulation S-X) that is a “significant subsidiary” (as defined under Rule 1-02(w) of Regulation S-X, substituting 5% for 10% in such definition).

(b) Corporate Power and Authority. The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement, and to perform its obligations hereunder and consummate the transactions contemplated hereby, including the issuance of the Common Stock. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement and the conduct of the Rights Offering.

(c) Execution and Delivery; Enforceability. This Agreement has been duly and validly executed and delivered by the Company, and each such document constitutes, or will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to: (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(d) Authorized and Issued Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of 125,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on March 14, 2022 (the “Capital Structure Date”), (i) 60,433,035 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding and (iii) warrants to purchase an aggregate of 10,560,616 shares of common stock were issued and outstanding. Except as set forth in the preceding sentence, there were no other shares of capital stock issued and outstanding or securities convertible into or exchangeable for shares of capital stock of the Company, in each case as of the Capital Structure Date. Since the Capital Structure Date, the Company has not issued any capital stock or securities exchangeable or convertible into capital stock of the Company, other than pursuant to stockholder-approved equity compensation plans.

(e) Issuance. The Investment Shares to be issued and sold by the Company hereunder, when such Investment Shares are issued and delivered against payment therefor in accordance with the terms hereof, will be duly and validly authorized, fully paid and non-assessable, free and clear of all taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights. The offer, sale and issuance of such Investment Shares is or will be registered with the U.S. Securities and Exchange Commission (“SEC”) and the Investment Shares when issued will be freely transferable by the holders thereof.

(f) Ownership of the Subsidiaries. All of the outstanding shares of capital stock or other equity interests of each Subsidiary owned, directly or indirectly, by the Company (a) have been duly authorized, validly issued and are fully paid and nonassessable, (b) are wholly owned, directly or indirectly, by the Company, free and clear of all liens and other contractual obligations, and (c) are not subject to or were issued in violation of any applicable laws and have not been issued in violation of any stockholders agreement, proxy, voting trust or similar agreement, or any preemptive rights, rights of first refusal or similar rights of any person, except as would not reasonably be expected to be material to the Company Entities, taken as a whole, except (i) for liens under the Company’s existing debt arrangements and for restrictions on transferability in the organizational documents of such Subsidiary or (ii) as would not reasonably be expected to be material to the Company and its Subsidiaries (each, a “Company Subsidiary, and collectively, the “Company Entities”), taken as a whole.

(g) No Conflict. The execution and delivery by the Company of this Agreement and compliance by the Company with all of the provisions hereof and the consummation of the transactions contemplated herein (including issuance and sale of Common Stock): (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries, and (iii) will not result in any violation of, or any termination or impairment of any rights under, any law, rule or regulation, any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties; except, in the case of clauses (i) and (iii) for any such breach, violation, conflict, default, acceleration, termination or impairment as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. To the actual knowledge of the Company, the Company further represents and warrants that the Investors will not, by virtue of acquiring the Rights or the Common Stock pursuant to this Agreement or through the Rights Offering, trigger any anti-takeover rights or protective provisions, applicable to the Company, including under applicable law or under any stockholder rights agreement (“poison pill”) or similar agreement or arrangement to which the Company is a party.

(h) Consents and Approvals. No consent, approval, authorization, order, registration, notice, filing, recording or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby, including the sale, issuance and delivery of the Common Stock to the Investors hereunder, except: (i) such corporate approvals required under the Delaware General Corporation Law, which such approvals have already been obtained, (ii) the registration under the Securities Act of the issuance of the Rights and the Offered Shares pursuant to the exercise of Rights, which will have been effected by the Company not later than the Closing Date, and (iii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase of the Common Stock by the Investors.

(i) SEC Filings. Since March 31, 2021, the Company has timely filed all current and periodic reports required to be filed with the SEC (the “SEC Reports”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). The SEC Reports, as of the time when they were filed, conformed in all material respects to the requirements of the Exchange Act, and none of the SEC Reports contained any untrue statement of a material fact, or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j) Absence of Changes. Except as disclosed in the SEC Reports or as otherwise contemplated by this Agreement, since March 31, 2021: (i) there has been no event, occurrence or development that has had or that could be reasonably expected to give rise to a Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its Subsidiaries, taken as a whole, or incurred any liability or obligation, direct or contingent, that is material to the Company and its Subsidiaries, taken as a whole, (iii) neither the Company nor any of its Subsidiaries has sustained any loss or interference with its business or operations from fire, explosion, flood, earthquake or other natural disaster or calamity, whether or not covered by insurance, or from any labor dispute or disturbance or court or governmental action, order or decree that would, individually or in the aggregate, result in a Material Adverse Effect; and (iv) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock or other ownership interests, other than the Rights Offering.

(k) Brokers. No fees or commissions or similar payments are or will be payable by the Company to brokers, finders, investment bankers or other agents with respect to the Rights Offering or the transactions contemplated by this Agreement, except for fees or commissions for which the Investors are not responsible.

(l) Investment Company. The Company is not, and immediately after the consummation of the Rights Offering and the other transactions contemplated in this Agreement and the application of the net proceeds therefrom, the Company will not be, required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(m) Compliance with Laws. Except for such matters disclosed in the SEC Reports or as have not had a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all state and federal laws applicable to the conduct of their business. The Company has not received any written, or to its knowledge, other communication from any applicable governmental authority or regulatory body with relevant jurisdiction (a “Governmental Authority”) that alleges that any of the Company or its Subsidiaries is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, lawsuit, claim or other proceeding, in each case by or before any applicable Governmental Authority pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) judgment, decree, injunction, ruling or order of any applicable Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries, in each case, which seeks to restrain or enjoin, or could adversely affect the ability of the Company to effect the consummation of the Rights Offering.

(n) Listing/Registration. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which, to the knowledge of the Company, is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Common Stock is listed on the Nasdaq, and the Company has not received any notice of delisting that is in effect as of the date of this Agreement. The Company is in compliance in all material respects with the listing and listing maintenance requirements of the Nasdaq applicable to it for the continued trading of its Common Stock on the Nasdaq.

(o) SEC Reports. There are no actions, suits or proceedings (including an audit or examination by any taxing authority) pending or, to the knowledge of the Company Entities, threatened, against any of the Company Entities, or to which any of the Company Entities is a party, or to which any of their respective properties is subject, that are required to be described in the SEC Reports but are not described as required, and there are no contracts that are required to be described in the SEC Reports or to be filed as an exhibit to the SEC Reports that are not described or filed as required by the Securities Act or the Exchange Act.

(p) Financial Statements. The historical financial statements (including the related notes and supporting schedules) contained or incorporated by reference in the SEC Reports (the “Financial Statements”): (i) comply as to form in all material respects with the applicable accounting requirements under the Securities Act and the Exchange Act, (ii) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the date thereof and the consolidated statements of income, members’ (or stockholders’) equity, and cash flows for the respective periods (subject, in the case of unaudited quarterly financial statements, to normal year end adjustments that are not, individually or in the aggregate, material) and (iii) have been prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) consistently applied throughout the periods involved (except (y) as may be indicated in the notes thereto or (z) as permitted by Regulation S-X). None of the Company or its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except for (i) liabilities specifically reflected or reserved against in the Financial Statements, (ii) liabilities that have been incurred in the ordinary course of business since the date of the most recent Financial Statements and that do not arise from any material breach of a contract, (iii) liabilities as contemplated by this Agreement or (iv) liabilities as would not, individually or in the aggregate, reasonably be expected to be have a Material Adverse Effect, after giving effect to the Rights Offering and the transactions contemplated by this Agreement.

(q) Sanctions; Anti-Corruption; CFIUS.

(i) Each of the Company and its Subsidiaries is in compliance in all material respects with all material federal, state and local laws and regulations and material applicable economic sanctions, anti-money laundering, anti-bribery and anti-corruption laws of other jurisdictions (anti-bribery and anti-corruption laws, collectively, the “Anti-Corruption Laws”), in each case, that are applicable to such Company Entity or to the conduct of the business or operations of the Company Entities. No Company Entity (A) has received any written notice of violation or alleged material violation of any such laws or order by any Governmental Authority in any material respect that has not been resolved or (B) is the subject of any material disciplinary investigation or action by any Governmental Authority with whom such Company Entity is licensed or approved.

(ii) Each Company Entity and, to the knowledge of the Company Entities, each Company Entity’s directors, managers, officers and employees are, in their capacities as such, and have been, in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the UK Bribery Act. None of the Company Entities or any of their directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company Entities or any of their affiliates in obtaining or retaining business for or with, or directing business to, any person or entity. None of the Company Entities or any of their directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each of its Subsidiaries and affiliates to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the UK Bribery Act or any other applicable anti-bribery or anticorruption law. No Company Entity, or, to the knowledge of the Company Entities, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA, the UK Bribery Act or any other anticorruption law.

(iii) No Company Entity is (A) currently subject to, nor conducting business in any manner in violation of, any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), or any sanctions imposed by the European Union, United Kingdom, or United Nations (collectively, “Sanctions”), or (B) currently listed, nor conducting business with any person or entity currently listed, on any Sanctions list, in either case (A) or (B), in violation of any applicable Sanctions.

(iv) Each Company Entity is, and has been, in compliance in all material respects with all applicable laws and regulations relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations (“Money Laundering Laws”), including all applicable financial recordkeeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended. No action, suit or proceeding by or before any Governmental Authority involving any Company Entity with respect to the Money Laundering Laws is pending or, to the knowledge of the Company Entities, threatened.

(v) The Company represents and warrants that neither the Company nor any of its Subsidiaries is a “TID U.S. business” as defined in 31 C.F.R. § 800.248.

4. Representations and Warranties of the Investors and Neuberger. Each Investor (other than the Neuberger Investors), severally and not jointly, represents and warrants to, and agrees with the Company, as set forth below. Each Neuberger Investor severally and not jointly, represents and warrants to, and agrees with the Company, as set forth in clauses (a), (b), (c) and (f) below. Neuberger represents to, and agrees with the Company, as set forth in clause (d) and (e) below, replacing references to “Investor” with “Neuberger”. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof and as of the Closing Date after giving effect to the transactions contemplated hereby:

(a) Authority. Each Investor has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, including the subscription for the Investment Shares. The Investor has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement, including the subscription for the Investment Shares.

(b) Execution and Delivery; Enforceability. This Agreement has been duly and validly executed and delivered by each Investor, and each such document constitutes, or will constitute, the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) Investment Intent. Each Investor is acquiring the Investment Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws.

(d) Takeover. Each Investor represents that it does not currently have any intent to:

(i) form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Common Stock, other than solely with other affiliates with respect to Common Stock now or hereafter owned by them;

(ii) make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (it being understood that the foregoing shall not restrict such Investor or its affiliates from participating on the same basis as other stockholders of the Company in any such transaction that has been approved by the Board of Directors) or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board of Directors that would reasonably be expected to require a public announcement regarding any of the types of matters set forth above in this paragraph; or

(iii) seek, alone or in concert with others, election or appointment to, or representation on, the Board of Directors or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board of Directors, seek, alone or in concert with others, the removal of any member of the Board of Directors or conduct a referendum of stockholders of the Company.

(e) No Short Sales. Each Investor has not, nor has any person acting on behalf of or pursuant to any understanding with such Investor, directly or indirectly executed any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (“Short Sales”) of the securities of the Company during the period commencing as of the time that such Investor was first contacted by the Company or any other person acting on the Company’s behalf regarding the transactions contemplated hereby and ending the date hereof. Notwithstanding the foregoing, (1) this representation shall not apply to, and nothing herein shall prohibit, other entities under common management with an Investor that have no knowledge of this Agreement or of such Investor’s participation in the Rights Offering (including such Investor’s affiliates) from entering into any Short Sales and (2) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 4(e) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Investment Shares covered by this Agreement.

(f) No Fees. No Investor has been paid any fee or granted any benefit by the Company, nor is there any agreement or arrangement with the Company to pay any fee or grant any benefit in connection with any Investor’s purchase of the Investment Shares or the Rights Offering.

5.	Covenants.

(a) Short Sales. Each Investor (other than the Neuberger Investors) and Neuberger (with respect to funds or accounts managed by Benjamin Nahum) covenants that neither it nor any affiliates acting on its behalf or pursuant to any understanding with it will, directly or indirectly, engage in any Short Sales involving the Company’s securities during the period from the date hereof until the earlier of such time as (i) the Closing Date or (ii) this Agreement is terminated in full. Notwithstanding the foregoing, (1) nothing in this Section 5(a) shall prohibit other entities under common management with an Investor that have no knowledge of this Agreement or of such Investor’s participation in the Rights Offering (including such Investor’s affiliates) from participating in any of the foregoing actions and (2) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, Section 5(a) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Investment Shares covered by this Agreement.

(b) Cooperation; Further Assurances. From the date hereof until the earlier of the Closing and the termination of this Agreement, the Company (i) shall use its commercially reasonable efforts to promptly obtain all approvals and consents required by, necessary or advisable to consummate the transactions contemplated by this Agreement and (ii) agrees to execute and deliver all such documents or instruments, to take all commercially reasonable action and to do all other commercially reasonable things it determines to be necessary, proper or advisable under applicable laws and regulations or as otherwise reasonably requested by the Investors to consummate the transactions contemplated by this Agreement.

(c) Conduct of Business. From the date hereof until the earlier of the Closing and the termination of this Agreement, except as (i) expressly contemplated by this Agreement or (ii) required by applicable Law, (x) the Company shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, operate their respective businesses in the ordinary course and preserve intact the existence and business organization, goodwill and present business relationships of the Company Entities and (y) the Company shall not, and shall cause its Subsidiaries not to (unless otherwise consented to by the Investors in writing):

(i) establish a record date for, declare, set aside, make or pay any distribution in respect of the equity interests of the Company or repurchase, redeem or otherwise acquire any outstanding equity interests or other securities of, or other ownership interests in, the Company other than pursuant to its existing equity incentive plans;

(ii) except as contemplated by the Rights Offering and this Agreement, transfer, issue, sell or dispose of any equity interests of the Company or grant options, warrants, calls, phantom shares, profit participation or other rights to purchase or otherwise acquire equity interests of the Company, other than pursuant to its existing equity incentive plans or otherwise disclosed in the Company’s SEC Reports;

(iii) except in connection with a merger of wholly-owned Subsidiaries, effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iv) amend any organizational document of the Company;

(v) merge or consolidate with any other person;

(vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) indebtedness under the Company’s existing revolving facilities, (B) indebtedness for borrowed money between the Company and its Subsidiaries, (C) accrual of interests under the instruments of indebtedness existing as of the date hereof or (D) in the ordinary course of business); or

(vii) agree or commit in writing to do any of the foregoing.

(d) Stock Exchange Matters. The Company shall use its reasonable best efforts to timely submit any notifications required by Nasdaq in connection with the issuance of the Investment Shares, including the Listing of Additional Shares Notification and Shares Outstanding Change Notification. The Company shall use its reasonable best efforts to maintain the listing of all of the Investment Shares upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed and shall use reasonable best efforts to maintain, so long as any other shares of Common Stock shall be so listed, such listing of the Investment Shares. The Company shall pay all fees and expenses in connection with satisfying the obligations under this Section 5(d).

(e) Transaction Litigation. In the event that any actions, suits, proceedings, claims or disputes or other litigation by a stockholder of the Company (a “Stockholder”) that is (i) related to this Agreement or the transactions contemplated by this Agreement, or (ii) for breach of fiduciary duties owed by any officer, director or shareholder of the Company Entities or to such Stockholder and resulting from actions taken (or omitted to be taken) in connection with the consummation of the Closing and the other transactions contemplated by this Agreement (collectively, “Transaction Litigation”) is brought, or, to the knowledge of the Company Entities, threatened in a writing delivered to any Company Entity, against the Company Entities from and following the date of this Agreement, the Company shall promptly notify the OC Investors of such Transaction Litigation, (w) timely consult with the OC Investors with respect to the defense and/or settlement of any Transaction Litigation and (x) consider in good faith the OC Investors’ advice and recommendations with respect to such Transaction Litigation. In the event that any Transaction Litigation is brought, or, to the knowledge of an OC Investor, threatened in a writing delivered to such OC Investor or an affiliate thereof, against any OC Investor from and following the date of this Agreement, such OC Investor shall promptly notify the Company of such Transaction Litigation, (x) timely consult with the Company with respect to the defense and/or settlement of any Transaction Litigation and (y) consider in good faith the Company’s advice and recommendations with respect to such Transaction Litigation. No OC Investor shall agree to settle or offer to settle any Transaction Litigation without the prior written consent of the Company (such consent not to be unreasonably conditioned withheld or delayed).

(f) Filings. The Investors will have the right to review in advance, and to the extent practicable, the Company will consult with the Investors, in each case subject to applicable laws relating to the exchange of information, (i) all stockholder documentation related to the Rights Offering and (ii) all the information relating to the Investors, and any of their respective affiliates, which appears in any filing made with, or written materials submitted to, any third party or any governmental or regulatory authority or issued publicly in connection with this Agreement or the transactions contemplated thereby, including any and all press releases; provided, that the Company, when making any such submission, filing, press release or other disclosure (each, a “Disclosure”) shall provide a copy of any such Disclosure to the Investors a reasonable period of time prior to making any such Disclosure and shall revise such Disclosure to account for the reasonable comments of such Investors prior to making such Disclosure. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. To the extent practicable, the Company agrees to keep the Investors apprised of the status of matters referred to in this Section 5(f). The Company shall promptly furnish the Investors, to the extent practicable and permitted by applicable law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Authority in respect of the transactions contemplated by this Agreement. In addition, without the prior written consent of the affected Investor (such consent not to be unreasonably conditioned, withheld or delayed), the Company shall not use or otherwise disclose the name of any Investor or its Affiliates in any Disclosure, unless required by applicable law.

(g) Use of Proceeds. The Company shall not use the proceeds transferred pursuant to this Agreement, directly or knowingly indirectly, in any manner in violation of, or that would cause an Investor to be in violation of, the FCPA, UK Bribery Act or any other applicable Anti-Corruption Laws, Money Laundering Laws or Sanctions.

6.	Conditions to the Obligations of the Parties.

(a) The obligations of each Investor hereunder to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the initiation of the Rights Offering and on the Closing Date of each of the following conditions (which may be waived in whole or in part by such Investor in its sole and reasonable discretion):

(i) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof.

(ii) Performance. The Company shall have performed, satisfied and complied in all material respects with its respective the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(iii) No Legal Impediment to Issuance. No statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that prohibits the issuance of the Common Stock to any Investor or the consummation of the transactions contemplated by this Agreement.

(iv) No Changes to the Rights Offering. Subject to the Company’s right not to proceed with Rights Offering or terminate this Agreement under Section 7 or extend the Rights Offering period, from the date of this Agreement to the Closing Date, the Company shall not have, without the written consent of the Investors (such consent not to be unreasonably withheld or delayed), amended or modified the terms of the Rights Offering other than as contemplated by this Agreement.

(v) Absence of Material Adverse Effect. From the date of this Agreement to the Closing Date, there has not been any Material Adverse Effect, including a material adverse change in the financial markets in the United States, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions.

(b) At the Closing, the Company shall deliver, or cause to be delivered, to each Investor that is a party to this Agreement:

(i) Evidence of issuance of such Investor’s Investment Shares to the Investor, credited to book-entry accounts maintained by the transfer agent of the Company, free and clear of any liens or other encumbrances, other than applicable federal and state securities laws and those created by such Investor; and

(ii) A certificate of a duly authorized officer of the Company, on behalf of the Company, dated as of the Closing Date, certifying, in his or her applicable capacity, to the effect that the conditions set forth in Section 6(a)(i) and 6(a)(ii) have been satisfied.

(c) The obligation of the Company to issue and sell the Investment Shares are subject to the following conditions (which may with respect to (ii) below be waived in whole or in part by the Company in its sole and reasonable discretion):

(i) No Legal Impediment to Issuance. No statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that prohibits the issuance of the Common Stock to any Investor or the consummation of the transactions contemplated by this Agreement.

(ii) Representations and Warranties. The representations and warranties of each Investor shall be true and correct in all respects on the date hereof.

7. Termination. This Agreement may be terminated (a) by mutual written consent of the Company and the Investors, (b) by any party if any governmental entity institutes any action challenging the validity or legality of, or seeks to restrain the consummation of, the transactions contemplated by this Agreement, (c) by the Company or the Investors in the event with respect to the Company, any Investor, or with respect to the Investors, the Company, breaches its obligations under this Agreement or violates Anti-Corruption Laws, Money Laundering Laws or Sanctions, and such breach is not cured by the earlier of the Closing Date and fifteen (15) days of receipt of written notice by the other party, or (d) by any Investor, if the Rights Offering is not consummated sixty (60) days from the date of this Agreement (or, such later date as the Company shall determine, with the written consent (which may include email) of Neuberger and OC II). For the avoidance of doubt, the Company may, in its sole discretion, choose not to proceed with Rights Offering and terminate this Agreement at any time by notifying the Investors in writing of such decision. Notwithstanding any such termination, (i) nothing shall relieve any party hereunder from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement, and (ii) this Section 7 and Sections 8 through 20 shall survive the termination of this Agreement.

Upon a termination of this Agreement, (1) the obligations of the Investors under this Agreement shall terminate and each Investor shall be immediately released from its obligations, commitments, undertakings and agreements hereunder (other than with respect to the Sections specified above that survive the termination of this Agreement) and will have all the rights and remedies that it would have had and will be entitled to take all actions, whether with respect to the Rights Offering or otherwise, that it would have been entitled to take had it not entered into this Agreement, (2) each Investor will be deemed, unless it gives notice otherwise, to have automatically revoked and withdrawn its subscriptions in the Rights Offering (including, for the avoidance of doubt, with respect to its Basic Subscription Rights and its Over-Subscription Privilege), without any further action (other than reasonable documentation required by the subscription agent for such withdrawal) and irrespective of the expiration or availability of any “withdrawal period,” “rescission period” or similar restriction, and any such subscriptions by the Investor in the Rights Offering shall automatically and without further action (other than reasonable documentation required by the subscription agent for such withdrawal) or notice be deemed withdrawn from the Rights Offering, whereupon any such subscriptions will be deemed, for all purposes, to be null and void ab initio and will not be considered or otherwise used in any manner by the Company in connection with the Rights Offering, and the Company agrees not to accept any such subscriptions or consummate the Rights Offering with respect to such subscriptions, and to take all action necessary or reasonably required to allow the Investors to arrange with their custodian and brokers and with the subscription agent to effectuate the withdrawal of such subscriptions, including the opening, reopening or extension of any withdrawal, rescission or similar periods, and (3) any and all funds paid by the Investors in respect of any revoked subscriptions shall, as promptly as practicable following such termination, be returned to the Investors.

8. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company agrees to (a) indemnify and hold harmless the Investors, their affiliates, and their affiliates’ respective directors, officers, employees, affiliates, equity holders, members, partners, general partners, managers, any funds, accounts or investment vehicles that are controlled, managed or advised by any such Investors or any investment manager or advisor that controls, manages or advises any such Investor (each, a “Related Fund”), and any other representative or controlling person of each such entity (each, an “Indemnified Person”) from and against any and all losses, claims, litigation, damages, liabilities and expenses (“Losses”) that any such person may suffer or incur, as a result of or arising out of this Agreement and the matters and transactions contemplated hereby (each, an “Action”) relating to any of the foregoing by any regulatory or governmental agency, or current or former stockholder of the Company who is not an affiliate of such Indemnified Person; and (b) reimburse each Indemnified Person upon demand for reasonable documented (subject to redaction to preserve attorney client and work product privileges) out-of-pocket legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement are consummated or whether or not this Agreement is terminated (each, an “Indemnified Claim”); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (i) of a defaulting Investor or its Related Funds or any Indemnified Person related thereto or (ii) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from (x) any breach by such Investor or its Related Funds or any Indemnified Person related thereto of its obligations or representations under this Agreement or (y) the fraud, bad faith, or willful misconduct of such Indemnified Person.

The Company shall not be liable for any settlement of any Indemnified Claims effected without its written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Company or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Company hereunder, in accordance with, and subject to the limitations of, this Agreement. The Company shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned, or delayed), effect any settlement of any pending or threatened Indemnified Claims in respect of which any Indemnified Person is a party and indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability, or a failure to act by or on behalf of any Indemnified Person.

9. Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally or sent via electronic transmission to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to the Company:

Quantum Corporation

224 Airport Parkway, Suite 550

San Jose, CA 95110

Attn: Chief Legal and Compliance Officer

Email:

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attn: James J. Masetti

Email: jim.masetti@pillsburylaw.com

If to the Investors:

OC II FIE V LP

650 Newport Center Drive

Newport Beach, CA 92660

Attn: Control Group

Email:

OC III LVS XL LP

650 Newport Center Drive

Newport Beach, CA 92660

Attn: Control Group

Email:

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attn: Robb Tretter; Sam Badawi

Email: Robb.Tretter@ropesgray.com; Sam.Badawi@ropesgray.com

Neuberger Berman Investment Advisers LLC

1290 Avenue of the Americas

New York, NY 10104

Attn: Monica Sherer

Email:

BRF Investments, LLC

B. Riley Securities, Inc.

BRC Partners Opportunity Fund, LP

299 Park Avenue, 21st Floor

New York, NY 10171

Attn: Alan N. Forman

Email:

10. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by the Company or any Investor (whether by operation of law or otherwise) without the prior written consent of, in the case of the Company, all of the Investors, and in the case of any Investor, the Company, provided that an applicable Investor may assign part or all of its rights and obligations hereunder to one or more of its affiliates, discretionary accounts, or funds managed or advised by such Investor without the consent of the Company, provided that the assigning party shall remain liable for any non-performance of such assignee’s assigned obligations. Except as set forth in this Section 10 or in Section 8 hereof, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement. In addition, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Investor any rights or remedies under this Agreement against any other Investor.

11. Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties will continue in full force and effect.

12. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO ANY MATTER, CLAIM OR CAUSE OF ACTION (WHETHER BASED ON LAW, IN EQUITY, IN CONTRACT, IN TORT OR ANY OTHER THEORY, OR GRANTED BY STATUTE OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13. Fees and Expenses. The Company shall reimburse the Investors at the Closing reasonable and documented out-of-pocket legal expenses of the Investors relating to due diligence, negotiation and documentation of the transactions contemplated by this Agreement up to an aggregate amount not to exceed $150,000 for each of (a) the OC Investors, collectively, and (b) Neuberger, the Neuberger Investors and the Neuberger Advisory Investors, collectively, and $100,000 for B. Riley Financial, Inc. and B. Riley Asset Management, LLC, collectively. Except as expressly set forth in this Agreement (including the foregoing sentence) to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

14. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act, (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City and (c) any percentage of the “Cap” is calculated as a percentage of such Investor’s post-transaction ownership, with the numerator being such Investor’s shares of the Common Stock (including shares of Common Stock issuable upon conversion of any outstanding warrants of the Company) beneficially owned by such Investor immediately following the Closing, and the denominator being the shares of Common Stock outstanding on an actual basis following the Closing (after giving effect to the conversion of any outstanding warrants held by such Investor and its affiliates).

15. Counterparts. This Agreement may be executed in counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

16. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by all the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

17. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

18. Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

19. Waiver of Damages. Notwithstanding anything to the contrary contained herein, in no event shall any party be liable for special, indirect, consequential, exemplary or punitive damages in connection with this Agreement; provided, however, that in no event shall any Investor be liable for any damages in connection with this Agreement in excess of the amount of the purchase price in respect of the Investment Shares.

20. Obligations Several. The obligations of the Investors under this Agreement are several and not joint with respect to each participating fund and account, in accordance with its proportionate interest in the Investment Shares, and the parties agree not to proceed against any fund or account for the obligations of another. To the extent any Investor (or assignee thereof) is a fund or account is a registered investment company (“Trust”) or a series thereof, and a Trust organized as a Massachusetts business trust, a copy of the Declaration of Trust of such Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The obligations of or arising out of this Agreement are not binding upon any Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this Agreement is executed by or on behalf of a Trust on behalf of one or more series of the Trust, the assets and liabilities of each series of the Trust are separate and distinct and the obligations of or arising out of this Agreement are binding solely upon the assets or property of the series on whose behalf this Agreement is executed. If this Agreement is being executed on behalf of more than one series of a Trust, the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties agree not to proceed against any series for the obligations of another. No Investor shall be responsible for the obligations of any other Investor arising under or in connection with this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:

QUANTUM CORPORATION

By:	/s/ Brian E. Cabrera
Name:	Brian E. Cabrera
Title:	Senior Vice President, Chief Legal and Compliance Officer, and Secretary

[Signature Page to Investment Commitment Agreement]

INVESTORS:

OC II FIE V LP

By: OC II GP LLC, its general partner

By:	/s/ Adam L. Gubner
Name:	Adam L. Gubner
Title:	Authorized Person

[Signature Page to Investment Commitment Agreement]

OC III LVS XI LP

By: OC III GP LLC, its general partner

By:	/s/ Adam L. Gubner
Name:	Adam L. Gubner
Title:	Authorized Person

[Signature Page to Investment Commitment Agreement]

NEUBERGER BERMAN INVESTMENT ADVISERS LLC,
on behalf of itself for Sections 4, 5 and 7 - 20 and as investment manager of, and on behalf of, the Neuberger Investors (as defined in Schedule II)

By:	/s/ Benjamin H. Nahum
Name:	Benjamin H. Nahum
Title:	Managing Director

[Signature Page to Investment Commitment Agreement]

BRF INVESTMENTS, LLC

By:	/s/ Phillip J. Ahn
Name:	Phillip J. Ahn
Title:	CFO/COO

B. RILEY SECURITIES, INC.

By:	/s/ Andy Moore
Name:	Andy Moore
Title:	CEO

BRC PARTNERS OPPORTUNITY FUND, LP

By:	/s/ Wes Cummins
Name:	Wes Cummins
Title:	Managing Member of BRC Partners
Management GP, LLC, its General Partner

[Signature Page to Investment Commitment Agreement]

SCHEDULE I

Participating Warrants

1.	Warrant dated December 28, 2018 issued to OC II FIE V LP

2.	Warrant dated December 28, 2018 issued to BTC Holdings Fund I

3.	Warrant dated June 16, 2020 issued to OC II FIE V LP

4.	Warrant dated June 16, 2020 issued to Blue Torch Credit Opportunities Fund

5.	Warrant dated June 16, 2020 issued to BTC Holdings SC Fund

6.	Warrant dated June 16, 2020 issued to Armory Securities, LLC

SCHEDULE II

Investment Commitment

Investor	Shares underlying Basic Subscription Rights to be Exercised		Shares to be Exercised pursuant to Over- Subscription Privilege		Cap
Certain funds pooled investment vehicles sponsored and managed on a discretionary basis by Neuberger or its controlled affiliates (the “Neuberger Investors”)	2,913,492	(1)	8,188,033	(2)	19.90	%(3)
OC II FIE V LP	2,691,819		381,766		9.90%
OC III FIE LVS XL LP(4)	—		9,598,874		9.90%
BRF Investments, LLC	1,627,363		—		N/A
B. Riley Securities, Inc.	422,572		—		N/A
BRC Partners Opportunity Fund, LP	240,618		—		N/A

(1)

As of March 15, 2022, Neuberger Investors held approximately 3,122,519 shares of Common Stock which correlates to approximately 1,319,492 Basic Shares, Neuberger Advisory Investors held approximately 3,772,129 shares of Common Stock which correlates to approximately 1,594,000 Basic Shares, which shares of Neuberger Advisory Investors is subject to Neuberger’s use of commercially reasonable efforts to procure the Neuberger Advisory Investors’ exercise in full of their Basic Subscription Rights as provided in Section 2(a) of this Agreement.

(2)

Based on holdings of both Neuberger Investors and Neuberger Advisory Investors as of March 15, 2022. The portion attributable to Neuberger Investors is approximately 3,708,280 shares and Neuberger Advisory Investors is approximately 4,479,753 shares.

(3)

The Cap with respect to the Neuberger Investors is an aggregate including Neuberger Investors, Neuberger Advisory Investors and any Neuberger employees who own Common Stock and is subject to allocation by Neuberger. For the avoidance of doubt, the Cap does not include non-discretionary clients of Neuberger and its controlled affiliates.

(4)

The OC III LVS XL LP entitlement to its Over-Subscription Privilege is pursuant to exercise by OC II FIE V LP of its allocation rights under Section 10 hereof to transfer certain of its rights and obligations under this Agreement.